EXHIBIT 99.1

Retail Opportunity Investments Corp. Reports Strong 2013 Results

Company Increases Dividend 6.7% & Establishes 2014 FFO Guidance

SAN DIEGO, Feb. 24, 2014 (GLOBE NEWSWIRE) -- Retail Opportunity Investments Corp. (Nasdaq:ROIC) announced today financial and operating results for the year and fourth quarter ended December 31, 2013.

YEAR 2013 HIGHLIGHTS

  Net income of $34.0 million, or $0.48 per diluted share
  Funds From Operation (FFO) of $76.0 million, or $1.07 per diluted share(1)
  $437.1 million in shopping center acquisitions
  96.3% portfolio occupancy rate at December 31, 2013
  6.8% increase in same-center cash net operating income (2013 vs. 2012)
  7.3% increase in same-space comparative cash rents
  Awarded investment grade ratings from Moody's and Standard & Poor's
  36.5% debt-to-total market capitalization ratio at December 31, 2013
  88.4% of the company's total outstanding warrants retired to date
  13.2% increase in cash dividends per share paid (2013 vs. 2012)

4TH QUARTER 2013 HIGHLIGHTS

  Net income of $4.0 million, or $0.05 per diluted share
  FFO of $16.4 million, or $0.21 per diluted share(1)
  $101.6 million in shopping center acquisitions
  6.7% increase in same-center cash net operating income (4Q13 vs. 4Q12)
  10.4% increase in same-space comparative cash rents
  $250 million senior unsecured notes issued (due 2023, 5.0% coupon)
  4.3 times interest coverage ratio for 4Q'13
  Quarterly cash dividend of $0.16 per share declared (6.7% increase)

__________________________

(1) A reconciliation of GAAP net income to FFO is provided at the end of this press release.

Stuart A. Tanz, President and Chief Executive Officer of Retail Opportunity Investments Corp. stated, "During 2013, we achieved record results in every facet of our business. We continued to expand our portfolio significantly and deepen our presence on the West Coast, acquiring a record $437 million of grocery-anchored shopping centers. Additionally, we steadily increased occupancy throughout the year, reaching a new, record high of 96.3% as of year-end, and achieved a solid 6.8% increase in same-center cash net operating income and a 7.3% increase in same-space cash rents. During 2013, we enhanced our financial strength, achieving several important milestones. The company was awarded investment grade ratings and successfully completed its first investment-grade bond offering. Additionally, we refinanced our unsecured debt facilities, lowering our borrowing costs, to a new record low for the company, and expanding the capital availability." Tanz also commented, "We look forward to 2014 with much enthusiasm and are confident that we have the portfolio, financial strength and strategy to continue advancing our West Coast shopping center franchise and building shareholder value."

FINANCIAL SUMMARY

For the three months ended December 31, 2013, net income attributable to common stockholders was $4.0 million, or $0.05 per diluted share, as compared to a net loss of $0.3 million, or $0.01 per diluted share for the three months ended December 31, 2012. FFO for the fourth quarter of 2013 was $16.4 million, or $0.21 per diluted share, as compared to $8.5 million in FFO, or $0.15 per diluted share for the fourth quarter of 2012. ROIC reports FFO as a supplemental performance measure. A reconciliation of GAAP net income to FFO is provided at the end of this press release.

For the twelve months ended December 31, 2013, net income was $34.0 million, or $0.48 per diluted share, as compared to net income of $7.9 million, or $0.15 per diluted share for 2012. FFO for the year 2013 was $76.0 million, or $1.07 per diluted share, as compared to FFO of $39.1 million, or $0.75 per diluted share for 2012. Included in net income and FFO for the year ended December 31, 2013, is a one-time, non-cash GAAP gain-on-consolidation of $20.4 million recorded in the third quarter as a result of ROIC's acquisition of the remaining 51% joint venture interest in Crossroads Shopping Center. Prior to the third quarter 2013, ROIC held a 49% unconsolidated joint venture interest in Crossroads. At December 31, 2013, ROIC had no unconsolidated joint venture interests.

At December 31, 2013, ROIC had a total market capitalization of approximately $1.7 billion with $621.7 million of debt outstanding, equating to a 36.5% debt-to-total market capitalization ratio. ROIC's debt outstanding was comprised of $118.9 million of mortgage debt and $506.9 million of unsecured debt, including $250 million of senior unsecured notes, which ROIC issued, through its operating partnership, in December 2013. At December 31, 2013, ROIC had $56.9 million outstanding on its unsecured credit facility and $200.0 million outstanding on its unsecured term loan. For fourth quarter 2013, ROIC's interest coverage was 4.3 times.

2013 ACQUISITION ACTIVITY

During 2013, ROIC acquired twelve grocery-anchored shopping centers for a total of $437.1 million, including the following three shopping centers acquired during the fourth quarter for a total of $101.6 million.

Peninsula Marketplace

In October 2013, ROIC acquired Peninsula Marketplace for $35.9 million. The shopping center is approximately 95,000 square feet and is anchored by Kroger (Ralph's) Supermarket. The property is located in Huntington Beach, California, in the heart of Orange County, and is currently 100% leased.

Country Club Village

In November 2013, ROIC acquired Country Club Village for $30.9 million. The shopping center is approximately 111,000 square feet and is anchored by Walmart Neighborhood Market and CVS Pharmacy. The property is located in San Ramon, California, within the San Francisco metropolitan area, and is currently 91.1% leased.

Plaza de la Cañada

In December 2013, ROIC acquired Plaza de la Cañada for $34.8 million. The shopping center is approximately 100,000 square feet and is anchored by a new Gelson's Supermarket, a Southern California based high-end grocer, and Rite Aid Pharmacy. The property is located in La Cañada Flintridge, California, within the Los Angeles metropolitan area, and is currently 100% leased.

2014 ACQUISITION ACTIVITY

Year-to-date in 2014, ROIC has acquired one shopping center and currently has a binding contract to acquire an additional shopping center, in separate transactions, aggregating $69.1 million.

Tigard Marketplace

In February 2014, ROIC acquired Tigard Marketplace for $25.1 million. The shopping center is approximately 137,000 square feet and is anchored by H-Mart Supermarket. The property is located in Tigard, Oregon, within the Portland metropolitan area, and is currently 90.1% leased.

Creekside Plaza

ROIC has a binding contract to acquire Creekside Plaza for $44.0 million. The shopping center is approximately 129,000 square feet and is anchored by Stater Brothers Supermarket. The property is located in Poway, California, within the San Diego metropolitan area, and is currently 100% leased.

 CASH DIVIDEND

On December 30, 2013, ROIC distributed a $0.15 per share cash dividend. During 2013, ROIC distributed quarterly cash dividends totaling $0.60 per share, representing a 13.2% increase over dividends paid during 2012.

On February 21, 2014, ROIC's board of directors declared a cash dividend of $0.16 per share, payable on March 28, 2014 to stockholders of record on March 14, 2014.  The $0.16 per share dividend represents a 6.7% increase over ROIC's previous dividend.

WARRANT UPDATE

To date, 88.4% of ROIC's outstanding warrants have been retired, including: 19.1 million warrants exercised, providing ROIC with $228.8 million of proceeds; 16.6 million warrants repurchased by ROIC, for an aggregate purchase price of $32.8 million; and all 8.0 million founders' warrants exercised on a cashless basis in February 2013. ROIC currently has 5.8 million warrants outstanding, scheduled to expire in October 2014.

2014 FFO GUIDANCE

ROIC is establishing FFO guidance for 2014 to be within the range of $0.80 to $0.85 per diluted share, and net income to be within the range of $0.16 to $0.17 per diluted share. The following table provides a reconciliation of GAAP net income to FFO.

	For the year ending
	December 31, 2014
	Low End	High End

Net Income for period	$12,924	$13,800
Plus:
Depreciation & Amortization	$52,000	$55,300
Funds From Operations (FFO)	$64,924	$69,100

Diluted Shares	81,200	81,200

Earnings per share (diluted)	$0.16	$0.17

FFO per share (diluted)	$0.80	$0.85

ROIC's estimates are based on numerous underlying assumptions. ROIC's management will discuss the company's guidance and underlying assumptions on its February 25, 2014 conference call. ROIC's guidance is a forward-looking statement and is subject to risks and other factors described elsewhere in this press release.

CONFERENCE CALL

ROIC will conduct a conference call and audio webcast to discuss its quarterly results on Tuesday, February 25, 2014 at 12:00 p.m. Eastern Time. Those interested in participating in the conference call should dial (877) 312-8783 (domestic), or (408) 940-3874 (international) at least ten minutes prior to the scheduled start of the call. When prompted, provide the Conference ID: 20561983. A live webcast will also be available in listen-only mode at http://www.roireit.net/. The conference call will be recorded and available for replay beginning at 3:00 p.m. Eastern Time on February 25, 2014 and will be available until 11:59 p.m. Eastern Time on March 4, 2014. To access the conference call recording, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and use the Conference ID: 20561983. The conference call will also be archived on http://www.roireit.net/ for approximately 90 days.

ABOUT RETAIL OPPORTUNITY INVESTMENTS CORP.

Retail Opportunity Investments Corp. (Nasdaq:ROIC) is a fully integrated, self-managed real estate investment trust.  ROIC specializes in the acquisition, ownership and management of necessity-based community and neighborhood shopping centers, anchored by national or regional supermarkets and drugstores.  As of December 31, 2013, ROIC owned 54 shopping centers encompassing approximately 5.8 million square feet. Additional information is available at: www.roireit.net.

When used herein, the words "believes," "anticipates," "projects," "should," "estimates," "expects," and similar expressions are intended to identify forward-looking statements with the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and in Section 21F of the Securities and Exchange Act of 1934, as amended. Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of ROIC to differ materially from future results expressed or implied by such forward-looking statements.   Information regarding such risks and factors is described in ROIC's filings with the SEC, including its most recent Annual Report on Form 10-K, which is available at: www.roireit.net.

RETAIL OPPORTUNITY INVESTMENTS CORP.
CONSOLIDATED BALANCE SHEETS

	December 31, 2013	December 31, 2012
ASSETS
Real Estate Investments:
Land	$ 458,252,028	$ 283,445,257
Building and improvements	914,181,620	588,248,338
	1,372,433,648	871,693,595
Less: accumulated depreciation	57,499,980	32,364,772
	1,314,933,668	839,328,823
Mortgage note receivable	—	10,000,000
Investment in and advances to unconsolidated joint venture	—	15,295,223
Real Estate Investments, net	1,314,933,668	864,624,046
Cash and cash equivalents	7,919,697	4,692,230
Restricted cash	1,298,666	1,700,692
Tenant and other receivables, net	20,389,068	12,455,190
Deposits	775,000	2,000,000
Acquired lease intangible assets, net of accumulated amortization	55,887,471	41,230,616
Prepaid expenses	1,371,296	1,245,778
Deferred charges, net of accumulated amortization	33,121,980	21,623,474
Other	3,392,997	1,339,501
Total assets	$ 1,439,089,843	$ 950,911,527

LIABILITIES AND EQUITY
Liabilities:
Term loan	$ 200,000,000	$ 200,000,000
Credit facility	56,950,000	119,000,000
Senior Notes Due 2023	245,845,320	—
Mortgage notes payable	118,903,258	72,689,842
Acquired lease intangible liabilities, net of accumulated amortization	85,283,882	57,371,803
Accounts payable and accrued expenses	13,349,068	6,468,580
Tenants' security deposits	3,422,910	2,336,680
Other liabilities	9,925,339	26,502,551
Total liabilities	733,679,777	484,369,456

Commitments and contingencies	—	—

Equity:
Preferred stock, $.0001 par value 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value 500,000,000 shares authorized; and 72,445,767 and 52,596,754 shares issued and outstanding at December 31, 2013 and 2012, respectively	7,238	5,260
Additional paid-in-capital	732,701,858	523,540,268
Dividends in excess of earnings	(47,616,570)	(38,851,234)
Accumulated other comprehensive loss	(8,969,137)	(18,154,612)
Total Retail Opportunity Investments Corp. stockholders' equity	676,123,389	466,539,682
Non-controlling interests	29,286,677	2,389
Total equity	705,410,066	466,542,071
Total liabilities and equity	$ 1,439,089,843	$ 950,911,527

RETAIL OPPORTUNITY INVESTMENTS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended		For the year ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues
Base rents	$ 25,996,921	$ 16,483,947	$ 86,194,511	$ 59,218,635
Recoveries from tenants	6,948,029	4,056,062	22,497,745	13,483,825
Mortgage interest income	—	204,444	623,793	1,106,089
Other income	691,535	695,904	1,915,982	1,287,138
Total revenues	33,636,485	21,440,357	111,232,031	75,095,687

Operating expenses
Property operating	6,545,656	3,455,618	19,749,972	12,779,758
Property taxes	3,353,515	2,165,852	11,246,967	7,281,213
Depreciation and amortization	12,584,738	8,336,792	40,397,895	29,074,709
General and administrative expenses	2,080,566	4,266,841	10,058,669	12,734,254
Acquisition transaction costs	118,929	400,206	1,688,521	1,347,611
Other expenses	116,942	75,390	314,833	324,354
Total operating expenses	24,800,346	18,700,699	83,456,857	63,541,899

Operating income	8,836,139	2,739,658	27,775,174	11,553,788
Non-operating income (expenses)
Interest expense and other finance expenses	(4,880,875)	(3,234,979)	(15,854,978)	(11,379,857)
Gain on consolidation of joint venture	—	—	20,381,849	2,144,696
Gain on bargain purchase	—	—	—	3,864,145
Equity in earnings from unconsolidated joint ventures	—	216,849	2,389,937	1,697,980
Interest income	—	162	—	11,861
Income (loss) from continuing operations	3,955,264	(278,310)	34,691,982	7,892,613
Loss from discontinued operations	—	—	(713,529)	—
Net income (loss)	3,955,264	(278,310)	33,978,453	7,892,613
Net income attributable to non-controlling interest	(164,892)	—	(164,892)	—
Net Income (Loss) Attributable to Retail Opportunity Investments Corp.	$ 3,790,372	$ (278,310)	$ 33,813,561	$ 7,892,613

Net income (loss) per share - basic:
Income (loss) from continuing operations	$ 0.05	$ (0.01)	$ 0.51	$ 0.15
Loss from discontinued operations	—	—	(0.01)	—
Net income (loss) per share	$ 0.05	$ (0.01)	$ 0.50	$ 0.15

Net income (loss) per share - diluted:
Income (loss) from continuing operations	$ 0.05	$ (0.01)	$0.49	$0.15
Loss from discontinued operations	—	—	(0.01)	—
Net income (loss) per share	$ 0.05	$ (0.01)	$0.48	$0.15

Dividends per common share	$ 0.15	$ 0.14	$ 0.60	$ 0.53

CALCULATION OF FUNDS FROM OPERATIONS

	For the three months ended		For the year ended
	December 31,		December 31,
	2013	2012	2013	2012

Net income attributable to ROIC	$ 3,790,372	$ (278,310)	$ 33,813,561	$ 7,892,613
Plus: Real property depreciation	6,094,221	3,856,797	20,111,007	13,494,776
Amortization of tenant improvements and allowances	1,534,121	1,525,690	5,202,756	4,349,863
Amortization of deferred leasing costs	4,956,396	2,954,305	15,084,132	11,230,070
Depreciation and amortization attributable to unconsolidated joint ventures	—	449,356	1,059,761	2,174,877
Loss from discontinued operations	—	—	713,529	—
Funds from operations	$ 16,375,110	$ 8,507,838	$ 75,984,746	$ 39,142,199

CONTACT: Ashley Bulot, Investor Relations
         858-255-4913
         abulot@roireit.net